EXHIBIT 99-5

PRESS RELEASE

CONTACT:
  Richard Becht
  (716) 655-3800


FOR IMMEDIATE RELEASE


                 ACME ELECTRIC CORPORATION MOVES TO NASDAQ

     EAST AURORA, N.Y., September 21, 1999 -- Acme Electric Corporation (NYSE:ACE) stated today that, in response to The New York Stock Exchange's
(NYSE) decision to raise the standards for listing requirements, Acme Electric has made application to and has been enthusiastically accepted for inclusion in the NASDAQ National Market ("NASDAQ"). Upon effectiveness of the registration statement, Acme Electric will commence trading under the NASDAQ symbol "ACEE." Acme Electric noted that the NYSE took this action with regard to several hundred smaller companies that did not comply with the new requirements for continued listing.
     Robert J. McKenna, Chairman and Chief Executive Officer of Acme Electric, stated, "We look forward to joining the rapidly growing NASDAQ market system and fully expect a smooth transition."
     Founded in 1917, Acme Electric Corporation is a leader in the design and manufacture of power conversion equipment for electronic and electrical systems for industrial, commercial, residential, and military and aerospace applications. Corporate headquarters are in East Aurora, N.Y., with operations in Cuba, N.Y., Lumberton, N.C., and Tempe, Ariz.
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